Exhibit 99.2

Report of Independent Accountants

To Board of Directors:

Re:                   Sale and Servicing Agreement related to AmeriCredit Automobile Receivables Trust 2005-AX, AmeriCredit Automobile Receivables Trust 2005-1, AmeriCredit Automobile Receivables Trust 2005-BM, and AmeriCredit Automobile Receivables Trust 2005-CF, and AmeriCredit Automobile Receivables Trust 2005-DA as of and for the year ended December 31, 2005.

We have examined management’s assertion about AmeriCredit Corp. (the “Company”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) as of and for the year ended December 31, 2005 included in the accompanying management assertion.  Management is responsible for the Company’s compliance with those minimum servicing standards.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

February 28, 2006

Management’s Assertion Concerning Compliance

with USAP Minimum Servicing Standards

February 28, 2006

Re: Sale and Servicing Agreement related to AmeriCredit Automobile Receivables Trust 2005-AX, AmeriCredit Automobile Receivables Trust 2005-1, AmeriCredit Automobile Receivables Trust 2005-BM, and AmeriCredit Automobile Receivables Trust 2005-CF, and AmeriCredit Automobile Receivables Trust 2005-DA.

As of and for the period ended December 31, 2005, AmeriCredit Corp. and its subsidiaries have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”), to the extent such procedures are applicable.

/s/ Daniel E. Berce
Daniel E. Berce
President and Chief Executive Officer

/s/ Chris Choate
Chris Choate
Executive Vice President,
Chief Financial Officer and Treasurer

/s/ James Fehleison
James Fehleison
Executive Vice President and Controller